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                                     EXHIBIT 11

                               DynCorp and Subsidiaries
                      Computations of Earnings Per Common Share
                    (Dollars in thousands, except per share data)

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         Primary and Fully Diluted                  1996          1995       1994(a)
Earnings:
 Earnings (loss) from continuing operations
  before extraordinary item                   $   11,949      $  5,274   $    (352)
 Earnings (loss) from discontinued operations      2,680           (20)    (12,479)
 Extraordinary loss                                    -        (2,886)          -
 Net earnings (loss)                          $   14,629      $  2,368   $ (12,831)
 Preferred stock Class C dividends
  not declared or recorded                        (2,284)       (1,915)     (1,606)
 Common stockholders' share of earnings (loss)$   12,345      $    453   $ (14,437)

Shares:
 Weighted average common shares outstanding 8,066,846 7,884,542 6,230,027 Weighted average common shares issuable
  upon exercise of warrants                    3,239,894     3,310,536           -
 Weighted average common shares deferred
  under Restricted Stock Plan                    394,835       550,173     571,985
 Weighted average common shares issuable
  upon exercise of stock options                  34,696             -           -
                                              11,736,271    11,745,251   6,802,012

Net earnings (loss) per common share:
 Earnings (loss) from continuing operations
  before extraordinary item                   $     0.82      $   0.29   $   (0.29)
 Earnings (loss) from discontinued operations       0.23          0.00       (1.83)
 Extraordinary loss                                    -         (0.25)          -
 Common stockholders' share of earnings (loss)$     1.05      $   0.04   $   (2.12)


(a)  Restated for the discontinuance of the Commercial Aviation business.

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